Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Kardigan, Inc., a Delaware corporation (the “Company”), and _____________________ (the “Executive”) and is effective as of [DATE] (the “Effective Date”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties. The Executive shall serve as the [Title] of the Company, reporting directly to the [Board of Directors of the Company (the “Board”)/ Chief Executive Officer (the “CEO”)] and shall have such powers and duties as may from time to time be prescribed by the [Board/CEO]. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the [Board/CEO], or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $[__________] per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be [___] percent of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the Company’s policies and procedures.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Vacation. The Executive shall be entitled to take vacation time in accordance with the Company’s applicable vacation policy, as may be in effect from time to time.

(f) Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 6(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason in either event within the Change in Control Period (as such terms are defined below).

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) the Executive’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business;

(ii) the Executive’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) the Executive’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Executive by the Company;

(iv) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or

(v) the Executive’s material violation of any provision of any agreement(s) between the Executive and the Company relating to, nonsolicitation, nondisclosure and/or assignment of inventions.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material diminution in the Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a material diminution in the Executive’s duties and responsibilities (including without limitation, following a Change in Control, (a) the Executive’s ceasing to report directly to the CEO of the ultimate parent entity of the Company (or its successor), or (b) Executive’s ceasing to serve as the [insert title] of such ultimate parent entity; provided that, prior to a Change in Control, it shall not constitute a material diminution in duties triggering Good Reason if such changes in reporting relationship alone or changes in title alone were to occur) or (iii) a change of more than 50 miles in the geographic location at which the Executive provides services to the Company, in each case, so long as the Executive provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.

4. Matters related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given or another date mutually agreed between the Company and the Executive, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement, preservation of all of the Executive’s Continuing Obligations (as defined below), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) day revocation period:

(a) the Company shall pay the Executive a lump sum cash amount equal to [___] months of the Executive’s Base Salary (the “Severance Amount”); and

(b) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the [__] month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that at the Company’s election or if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 5, to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within the Change in Control Period. For the avoidance of doubt, if the

Company has commenced providing severance pay and benefits to the Executive under Section 5 prior to the date that the Executive becomes eligible to receive severance pay and benefits under this Section 6, the severance pay and benefits previously provided to the Executive under Section 5 shall correspondingly reduce, on a one-for-one basis, the severance pay and benefits to be provided under this Section 6. These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a) If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of a general release of claims (which release shall exclude the Executive’s rights under this Agreement) against the Company and all related persons and entities (the “Release”) by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to (A) [___] months of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) [ ] times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”); and

(ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the Date of Termination (or, if later, the date of the Change in Control) or (ii) the effective date of the Release (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and

(iii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the [__] month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C)

the cessation of the Executive’s health continuation rights under COBRA; provided, however, that at the Company’s election or if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Agreement:

(i) “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2026 Stock Option and Incentive Plan, as amended, modified or restated from time to time.

(ii) “Change in Control Period” shall mean the period beginning three months prior to the date of the first event constituting a Change in Control and ending on the 12 month anniversary of the first event constituting a Change in Control.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the PIIA (as defined below) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations.

(a) Proprietary Information and Inventions Agreement. The terms of the Proprietary Information and Inventions Agreement, dated [______________] (the “PIIA”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the PIIA and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Non-Disparagement. The Executive agrees not to, after the Date of Termination, make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. However, these nondisparagement obligations shall not in any way affect any of the Executive’s rights as described in the “Protected Activity” section below.

(c) Protected Activity. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or practice limits the Executive’s ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) refuse to engage in unlawful activity without being subjected to retaliation; (iv) exercise any rights the Executive may have under Section 7 of the National Labor Relations Act, including any rights the Executive may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). The Company will not limit any right the Executive may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. Pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Return of Property. In the event of the termination of the Executive’s employment for any reason, the Executive will deliver to the Company all Company property and equipment in the Executive’s possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing confidential or proprietary information, and will not take or keep in the Executive’s possession any of the foregoing or any copies. For the avoidance of doubt, all restrictive covenants obligations (including the Continuing Obligations) are supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s reasonable cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(g).

(g) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment shall, to the fullest extent permitted by law, be submitted to binding arbitration before a single arbitrator in accordance with the JAMS Employment Arbitration Rules then in effect, except for those claims that may not be subject to arbitration as a matter of law. These rules may be easily found through a web-based search, or a copy may be requested at any time from Company.

(b) Arbitrator Authority. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that the parties would be entitled to seek in a court of law, and the arbitrator shall be experienced in handling the kinds of claims at issue in the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c) Fees & Costs. Subject to any fee or cost-recovery rights a party would be entitled to under law or pursuant to this Agreement, each party shall bear its own attorney fees and costs in the arbitration proceeding[, and the parties shall divide equally the cost of any arbitration administrative fee and the compensation of the arbitrator, unless legal mandates would require a different cost allocation]1. To the extent permitted or authorized by law, the prevailing party in arbitration may recover its reasonable costs and fees upon conclusion of the arbitration.

(d) Miscellaneous. Subject to the ability of the parties hereto to vacate a decision or award under the Federal Arbitration Act, any decision or award of the arbitrator shall be final, binding and conclusive on the parties. Claims shall be brought in arbitration on an individual basis only, and the Executive shall not bring any claims as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The arbitration shall take place in a mutually agreeable location, or if no such location can be agreed upon, within 45 miles of the Executive’s residence at which the Executive primarily performed services for the Company. Either party shall be permitted to seek injunctive relief in a court of proper jurisdiction in order to protect its rights until such time as judgment is entered upon an arbitration award. Any argument as to the enforceability of these arbitration terms or the scope of these arbitration terms are delegated to the arbitrator.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of [STATE]. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. [Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.]2

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including (i) the [Offer Letter / Employment Agreement] between the Executive and the Company dated ______ (the “Prior Agreement”), (ii) the Executive Severance and Change in Control Policy (the “Severance and Change in Control Policy”), and (iii) any other offer letter, employment agreement or severance agreement, provided that the PIIA and the Equity Documents remain in full force and effect.

[1]

NTD: For California employees, remove bracketed language, and add this sentence: “For the avoidance of doubt, the Executive will not be required to bear any arbitration fees or costs that are greater than what the Executive would have been required to bear in bringing and maintaining a comparable legal proceeding in a court of competent jurisdiction.”

[2]	NTD: To be removed for California.

13. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the PIIA) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the [Board]/[CEO]. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Executive or, in the case of Company, the email address of the [CEO]/[Chair of the Board], with confirmation of receipt.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance or change in control benefits under any Company severance pay or change in control policy or plan (including under the Severance and Change in Control Policy), offer letter or otherwise. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Executive pursuant to Section 5 or Section 6 of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise). In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

21. Governing Law. This is a [STATE] contract and shall be construed under and be governed in all respects by the laws of the State of [STATE], without giving effect to the conflict of laws principles thereof.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23. Clawback Acknowledgement. The Executive acknowledges that, in the event the Company becomes publicly traded, the Executive may become subject to a clawback policy (the “Clawback Policy”) adopted pursuant to Rule 10D-1 promulgated under the Securities Exchange Act of 1934, Nasdaq Rule 5608 and NYSE Listed Company Manual Section 303A.14 (as applicable), or any successor rules (the “Clawback Rules”). The Executive understands that if the Executive is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all “erroneously awarded compensation” (within the meaning of the

Clawback Rules and as may be defined in the Clawback Policy, the “Erroneously Awarded Compensation”) from the Executive pursuant to such means as the Company and/or the Board may elect. The Executive agrees that the Executive shall take all required action to enable such recovery. The Executive understands that such recovery, as permitted by applicable law, may be sought and occur after the Executive’s employment or service with the Company terminates. The Executive further agrees that the Executive is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Executive hereby irrevocably agrees to forego such indemnification. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Good Reason condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Executive, or (ii) to constitute a breach of a contract or other arrangement to which the Executive is a party. This Section is a material term of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Kardigan, Inc.

By:
Its:

[EXECUTIVE]

[Name]

Exhibit A

PIIA